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                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                          THE NASDAQ STOCK MARKET, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

          The Nasdaq Stock Market, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board of Directors"), acting by unanimous written consent, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          DOES HEREBY CERTIFY THAT:

          RESOLVED, that there is hereby established a series of authorized preferred stock consisting of one share, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation):

          SECTION 1. DESIGNATION AND AMOUNT. The series of preferred stock created hereby shall be designated "Series B Preferred Stock," par value $.01 per share (hereinafter called the "Series B Preferred Stock") and the number of shares constituting such series shall be one.

          SECTION 2. DIVIDENDS. The holder of the Series B Preferred Stock shall not be entitled to receive dividends.

          SECTION 3.  PREFERENCE ON LIQUIDATION.

               (a) In the event of the Liquidation (as defined below) of the Corporation, the holder of the Series B Preferred Stock shall be entitled to have paid to it out of the assets of the Corporation available for distribution to stockholders before any distribution is made to or set apart for the holders of

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     shares of the Corporation's Common Stock, par value $.01 per share (the
     "Common Stock"), or other Junior Securities (as defined below), an amount in cash equal to $1.00 per share (the "Series B Preferred Stock Liquidation Preference").

               (b) In the event of a Liquidation, the Corporation shall give, by certified mail, return receipt requested, postage prepaid, addressed to the holder of the share of Series B Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation and of the date when the same shall take place.

               (c) As used in this Certificate of Designations, the term "Junior Securities" means any class or series of stock or equity securities of the Corporation that by its terms is junior to the Series B Preferred Stock as to the distribution of assets upon Liquidation.

               (d) As used in this Certificate of Designations, the term "Liquidation" shall be deemed to include any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. For the avoidance of doubt, "Liquidation" shall not be deemed to include (i) a consolidation or merger of the Corporation into or with any other entity or entities, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation and
     (iii) unless in connection with a plan of liquidation, dissolution or winding up of the Corporation, the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

          SECTION 4. VOTING. The holder of the share of Series B Preferred Stock shall have the following voting rights:

               (a) The holder of the share of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of the Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class, except in cases where a separate or additional vote or consent of the holders of any class or series of capital stock or other equity securities of the Corporation shall be required by the Certificate of Incorporation, including, without limitation, Section 4(c) hereof, or by applicable law, in which case the requirement for any such separate or

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     additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph.

               (b) As of each record date for the determination of the Corporation's stockholders entitled to vote on any matter (a "Record Date"), the share of Series B Preferred Stock shall have voting rights and powers equal to the number of votes that, together with all other votes entitled to be cast by the holder of the share of Series B Preferred Stock on such Record Date, whether by virtue of beneficial ownership of capital stock of the Corporation, proxies, voting trusts or otherwise, entitle the holder of the share of Series B Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation.

               (c) Without the written consent of the holder of the share of Series B Preferred Stock at a meeting of the holder of the Series B Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock.

               (d) Upon the Corporation becoming registered with the U.S. Securities and Exchange Commission as a national securities exchange ("Exchange Registration"), the rights of the holder of the Series B Preferred Stock pursuant to this Section 4 shall immediately terminate and the holder of the Series B Preferred Stock shall thereafter have no voting rights, except as otherwise required by applicable law.

          SECTION 5.  REDEMPTION.

               (a) Upon Exchange Registration, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall promptly redeem the share of Series B Preferred Stock at a redemption price per share in cash equal to the Series B Preferred Stock Liquidation Preference (the "Redemption Price").

               (b) If the Corporation shall redeem the share of Series B Preferred Stock pursuant to this Section 5, notice of such redemption shall be given by certified mail, return receipt requested, postage prepaid, mailed not less than two days nor more than 45 days prior to the redemption date, to the holder of record of the share to be redeemed at such holder's address as the

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     same appears on the stock books of the transfer agent for the Corporation
     (the "Transfer Agent"). Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state: (i) the redemption date; and (ii) the place or places where the certificate for such share is to be surrendered for payment of the Redemption Price.

               (c) Upon surrender in accordance with notice given pursuant to this Section 5 of the certificate for the share of Series B Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Redemption Price.

               (d) If notice has been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the shares called for redemption), (i) said share shall no longer be deemed to be outstanding, and (iii) all rights of the holder thereof as holder of the Series B Preferred Stock shall cease (except the right to receive from the Corporation the Redemption Price without interest thereon, upon surrender and endorsement of its certificates if so required).

          SECTION 6. MERGER OR CONSOLIDATION. In the event of a merger or consolidation of the Corporation with or into any person pursuant to which the corporation shall not be the continuing person, the Series B Preferred Stock shall be converted into or exchanged for and shall become a preferred share of such successor or resulting company or, at the Corporation's sole discretion, the parent of such successor or resulting company, having in respect of such successor or resulting company or parent of such successor or resulting company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction and with any additional preferences, rights or powers as may be determined by the Corporation that would not adversely affect the preferences, rights or powers of the Series B Preferred Stock. For purposes of this Section 6, "person" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

          SECTION 7. LIMITATION AND RIGHTS UPON INSOLVENCY. Notwithstanding any other provision of this Certificate of Designations, the Corporation

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     shall not be required to pay any amount in respect to any redemption of the
     Series B Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

          SECTION 8. SHARE TO BE RETIRED. When the share of Series B Preferred Stock is redeemed, exchanged or otherwise acquired by the Corporation, it shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Series B Preferred Stock or as shares of preferred stock of one or more other series.

          SECTION 9. RECORD HOLDERS. The Corporation and the Transfer Agent, if any, may deem and treat the record holder of the share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent, if any, shall be affected by any notice to the contrary.

          SECTION 10. TRANSFER RESTRICTIONS. The holder of Series B Preferred Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to any of the foregoing) of the share of Series B Preferred Stock.

          SECTION 11. LEGENDS. The certificate representing the share of Series B Preferred Stock shall bear the following legend:

          THE SHARE OF SERIES B PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF.

          SECTION 12. NOTICES. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt of such notice, (b) three Business Days (as defined below) after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (c) the Business Day following the date such notice was sent by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to

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     its offices at One Liberty Plaza, New York, New York 10006, Attention:
     General Counsel, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to the holder of the Series B Preferred Stock, to such holder at the address of such holder of the Series B Preferred Stock as listed in the stock record books of the Corporation, or as the holder shall have designated by written notice similarly given by the holder and received by the Corporation. "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

          SECTION 13. OTHER RIGHTS. Other than as may be prescribed by law, the holders of the Series B Preferred Stock shall not have any other voting rights, conversion rights, preferences or special rights.

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          IN WITNESS WHEREOF, the undersigned has caused this Certificate of
Designations to be executed this 8th day of March, 2002.

                                 THE NASDAQ STOCK MARKET, INC.

                                 By:     /s/ David P. Warren
                                     -------------------------------------------
                                 Name:   David P. Warren
                                 Title:  Executive Vice President and
                                         Chief Financial Officer